UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2016

AMICUS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33497	71-0869350
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Cedar Brook Drive, Cranbury, NJ	08512
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 662-2000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 30, 2016, the Compensation Committee (the “Committee”) of the Board of Directors of Amicus Therapeutics, Inc. (the “Company”) approved a form of Performance-Based Restricted Stock Unit Award Agreement (the “Performance-Based RSU Agreement”), to be used for performance-based restricted stock units (“RSUs”) granted to participants under the Amended and Restated Amicus Therapeutics, Inc. 2007 Equity Incentive Plan (the “Plan”), including named executive officers.  Awards under the form of Performance-Based RSU Agreement will vest based on the Company meeting specified performance criteria.  Vesting of the RSUs is generally subject to the participant’s continuous service with the Company through a specified date.  If the participant dies, becomes disabled, or the participant’s service with the Company terminates or is terminated for “good reason” or by the Company without cause, the RSUs will be appropriately prorated based on the number of days the participant was employed by the Company during the Measurement Period (as defined in the Plan) and will become earned and vested based on the attainment of the specified performance criteria for the full Measurement Period.  The RSUs may be subject to accelerated vesting if there occurs a change in control of the Company during the Measurement Period under certain circumstances.  Otherwise, upon the participant’s cessation of employment for any other reason during the Measurement Period, any unvested RSUs will immediately and automatically be forfeited.  Upon the vesting of an RSU, the Company would deliver to such participant a share of the Company’s Common Stock.

The foregoing summary of the Performance-Based RSU Agreement is qualified in its entirety by reference to the form of Performance-Based RSU Agreement, which is included as Exhibit 10.1 to this current report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits: The Exhibit Index annexed hereto is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMICUS THERAPEUTICS, INC.

Date: December 30, 2016	By:	/s/ ELLEN S. ROSENBERG
	Name:	Ellen S. Rosenberg
	Title:	General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Performance-Based Restricted Stock Unit Award Agreement under the Amended and Restated 2007 Equity Incentive Plan